THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE ISSUER.

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 28th day of June 2018, by and between, Election Services Solutions, LLC (“the “Seller” and “ESS”) Global Election Services, Inc. (“GES”) and Global Arena Holding, Inc. (“GAHI”), a Delaware corporation (“collectively, the “Buyers”, “GES “, “GAHI”).

In consideration of the mutual promises, covenants, representations and warranties contained herein, and other good and valuable consideration, and with the intent that, upon consummation of the transactions contemplated hereby, on the terms set forth herein, the parties hereto agrees as follows:

1.SALE OF SECURITIES AND ASSETS.Subject to the terms and conditions of this Agreement, Seller agrees to sell 100% of the assets of Election Services Solutions, LLC (“ESS”), which include; employee contracts, current and future election contracts, proprietary customer lists, all election software and hardware. In consideration for the first 50% of the assets of ESS, the Buyers agree to acquire the debt of ESS, not to exceed $500,000, and pay the seller 15% of the outstanding equity of GES.  Upon the successful approval of the 1 for 7.5 reverse split of the outstanding capital stock at the GAHI annual meeting, the Buyer will issue 6,666,667 (post-split) shares of the Company’s common stock in consideration for the remaining 50% of the assets. (See Exhibit 1, Seller’s Membership Interests). The Buyers shall pay the Purchase Price to Seller as follows:

(i)GAHI will assume, redeem or reorganize $500,000 debt of ESS within 120 days; issue 15% of the outstanding equity ownership of GES to the Seller, ESS Debt Holders, or owners of ESS Membership Interests, within 90 days of the date of this agreement.

(ii)GAHI will issue 6,666,667 (post-split) shares of GAHI common stock to the Seller, ESS Debt Holders, or owners of ESS Membership Interests, within 90 days of the successful approval of the 1 for 7.5 reverse split of the outstanding capital stock at the GAHI annual meeting. The common shares shall be issued pursuant to Section 4(a)(2) of the Securities Act of 1933; (See Schedule A, for Membership Interests).

If GAHI is unable to obtain the requisite shareholder approval for the 1 for 7.5 reverse split of the outstanding capital stock, the Buyers shall purchase 30% of the ESS assets in consideration for the funds advanced to ESS as of the date of this agreement.

2.REPRESENTATIONS AND WARRANTIES OF SELLER.   Seller represents and warrants to Buyers:

a. a. Organization.  ESS is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Delaware. All actions taken by the organizers, managing member and members of ESS have been valid and in accordance with the laws of the State of Delaware.

b. b.  Capital.  The authorized capital of the ESS consists of 11 member interests, $0.01 par value per interest. Currently there are seven member interests issued and outstanding. All such outstanding member interests are, as of the date hereof, and at closing, fully paid and non- assessable, free of all liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. Other than as proved herein, there are not now, and at Closing, there will not be, any outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the ESS to issue or to transfer from treasury any additional member interests.  None of the outstanding member interests of the ESS are subject to any stock restriction agreements. The Seller has valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of the State of Delaware.

c.  c. Ability to Carry Out Obligations.  The Seller has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ESS and the performance by ESS of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Buyer to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of the ESS or upon the securities of the ESS to be acquired by the Buyer.

d. d. Full Disclosure.  None of representations and warranties made by the Seller or the ESS contains any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

e. e. Compliance with Laws. To the best of its knowledge of the Seller, ESS has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

f. f. Litigation. ESS is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of Sellers and the ESS, there is no basis for any such action or proceeding and no such action or proceeding is threatened against the ESS.  ESS is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

g. g. Conduct of Business.  Prior to the closing, ESS shall conduct its business in the normal course, and shall not

(1) (1) sell, pledge, or assign any assets

(2) (2) amend its Articles of Organization or Operating Agreement,

(3) (3) declare dividends, redeem or sell stock or other securities,

(4) (4) incur any liabilities,

(5) (5) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or

(6) (6) enter into any other transaction.

h. h. Validity of Documents. All minutes, consents or other documents pertaining to ESS will be delivered at or prior to closing shall be valid and in accordance with the laws of the State of Delaware.

i. i. Title to Member Interests. Seller has good and marketable title to the ESS assets. The Member Interests are free and clear of all liens, security interest, pledges,

charges, claims, encumbrances and restrictions of any kind. None of the Member Interests are subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to the Member Interests.  Except as provided in this Agreement, the Seller is not party to any agreement that offers or grants to any person the right to purchase or acquire the Member Interests. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the Member Interests by Buyer, impair, restrict or delay the Buyer’s voting rights with respect to the Member Interests.

j. j. At Closing, ESS shall not have any material outstanding liabilities, other than those disclosed in the attached balance sheet of the ESS.

k.          Seller has retained competent legal and tax professionals and has relied on their guidance prior to Closing.

3.REPRESENTATIONS AND WARRANTIES OF BUYER.Buyers represent and warrant to the Seller the following:

a.Organization - GAHI is a publically traded company on the OTC market in the United States, who currently owns majority control of GES. GES is a C Corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Delaware. All actions taken by the Sellers, have been approved by the Boards of Directors of GAHI, and GES and have been valid and in accordance with the laws of the State of Delaware.

b.Due Diligence. The GAHI and GES has had an opportunity to ask questions of and receive answers from the ESS or a person or persons acting on its behalf, concerning the terms and conditions of this investment and the financial condition, operations and prospects of the ESS. Buyers understand that the Member Interests purchased pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and are instead being offered and sold in reliance on exemptions from registration; and further understand that they are purchasing the Member Interests without being furnished any offering literature with respect to the ESS.

c.Accountant Opinion The Buyer will receive an opinion from its public accounting firm.

4.DOCUMENTS TO BE DELIVERED AT CLOSING.

a.By the Seller and the ESS

i. i. An opinion on the business transferred by the seller to the buyer, in March of 2015 and the value therein, or financial statements of the ESS for the last two fiscal years and unaudited interim financial statements for the six months ended June 30, 2016.

ii. ii. All of the business and corporate records of the ESS, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

iii.          Clear title to all assets.

b.By the Buyers:

The Purchase Price as described in Section 1 above.

5.MISCELLANEOUS PROVISIONS.

a.Section 338(h)(10) Election.

(i) Seller and Buyers shall join in making an election under Section 338(h)(10) of the Code (and any corresponding equivalent elections under state or local Law, including an election under the equivalent to Section 338(g) of the Code in those jurisdictions where an election under Section 338(h)(10) is not permitted) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the ESS Member Interests to treat such purchase and sale as a deemed sale of assets for federal income Tax and state and/or franchise Tax purposes. Seller shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. Sellers shall also pay any Taxes imposed on the ESS attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on ESS gain, and Seller shall indemnify Buyers, the Company and their affiliates against any adverse consequences arising out of any failure to pay any such Taxes. In connection with the Section 338(h)(10) Election, Seller and Buyers shall each sign at such time as Buyers elect to make the Section 338(h)(10) Election (or as soon thereafter as practicable) all federal, state, local and other forms necessary to make the Section 338(h)(10) Election jointly and shall make any required filings and take any and all other actions necessary or appropriate to effect and preserve the Section 338(h)(10) Election. Seller shall include in the ESS income Tax Returns for the taxable period that includes the Closing Date any forms that are required to be so included on account of the Section 338(h)(10) Election. Seller and Buyers shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election.

(ii) Upon any Section 338(h)(10) Election, the parties hereto agree that the Purchase Price and the liabilities of the ESS (plus other relevant items) will be allocated to the assets of the ESS for all purposes (including Tax and financial accounting purposes) in the manner determined by Buyers in its reasonable discretion, provided, however, that the portion of the Purchase Price allocated to ESS fixed assets shall not be greater than the fair market value of the fixed assets as of the Closing Date. Buyers shall notify Seller of such allocation within one hundred twenty (120) days following the Closing Date. Buyers and Seller shall file all Tax Returns (including amended returns and claims for a refund) and information reports in a manner consistent with such allocation. The parties shall exchange mutually acceptable Internal Revenue Service forms (and any equivalent local, state and foreign tax forms) reflecting such allocations that are to be filed with the Internal Revenue Service and/or any applicable state, local or foreign Tax authority.

b.Expenses.  Each party shall bear all of the legal, accounting and other costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

c.Further Assurances.  From and after the date of this Agreement, each of the parties shall cooperate with one another, shall do and perform such actions and things, and shall execute and deliver such documents and instruments, as may be reasonable and necessary to effectuate the purposes and intents of this Agreement.

d.Governing Law.  This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of New York without regard to conflict or choice of law principles.  Jurisdiction and venue for any action and/or proceeding relating to or arising out of this Agreement shall be brought solely in the federal and/or state courts located in New York, New York.  The prevailing party in any such action and/or proceeding shall be entitled to recover its reasonable attorney’s fees and costs from the other party.

e.Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements,

understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter.  This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties hereto.